Contact: Andre Scholz Phone: 1-212-239-8210 E-mail: Andre@kiwiboxinc.com	Kiwibox.com, Inc. www.kiwibox.com info@kiwibox.com

KIWIBOX.COM LAUNCHES MOBILE SITE REGISTRATION CAPABILITY WHICH AFFECTS IMMEDIATE INCREASE IN ACTIVITY AND REGISTRATIONS	330 West 38th Street Suite 1602 10018 New York
New York, USA

New York-October 25, 2012-Kiwibox.com [KIWB.OTC] proudly announces the launch of its new “on-the-road browser registration” feature for its recently launched “m.kiwibox.com” mobile site. New users can register now on Kiwibox through their mobile phone and the upcoming trend of tablet devices via submission of their email address and subsequent confirmation as well as a “one click” sign-up with their existing Facebook account information.

Since its debut in mid September of this year, the HTML 5 enhanced companion to Kiwibox’s desktop version has facilitated seamless interactivity between both versions, resulting in marked increase in user activity. In conjunction with Kiwibox’s recent, branded events and the ability to sign up users “in-event” through the mobile platform, user registrations have grown 37% over previous averages. Additionally, the ability to connect with other users through the mobile platform and update multiple aspects of their Kiwibox profile while at events has generated a 54% rise in active user profiles since the mobile browser version debuted.

The trend of global internet users switching from traditional, desktop based internet browsing to mobile is a trend not expected to slow down anytime soon. This year alone, mobile browser viewing has grown 10% over 2011 numbers and mobile internet usage is expected to overtake desktop based usage by 2014. Kiwibox is heavily invested in this market move and has integrated mobile advertisements as one of the first social networks and communities in the market to better secure its advertisement income. Kiwibox works hard to develop new advertisement and income possibilities to ensure its future success

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About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years.In August 2007, the company was bought by Magnitude Information Systems, Inc.,a publicly listed company. In 2008, the company launched a new version,Kiwibox 2.0 and in October 2009 the company launched Kiwibox 3.0, shifting itsaudience focus from teenagers to young adults. On December 31, 2009, KiwiboxMedia Inc. merged with Magnitude Information Systems and changed its name to Kiwibox.com, Inc., the New York-based social network. In the first quarter of2011, Kiwibox.com acquired Pixunity.de, Half a year later Kiwibox.com successfully released an English-Version for the US-market, www.pixunity.com. On September 31st, 2011 Kiwibox.com acquired the German social network community Kwick!, and finalized the acquisition in May 2012. KWICK!'s functionality mirrors that of Kiwibox,com, and maintains an activity rate of more than 2 billion page impressions a month. In the 2nd and 3rd Quarter 2012 Kiwibox.com announced the Spanish, Russian, Indian, Chinese and French versions of its photoblogging community Pixunity. Kiwibox common shares are listed on theover-the-counter, Bulletin Board market under the symbol KIWB.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, which include but are not limited to, statements regarding the company's potential acquisitions, its ability to obtain financing for these acquisitions, its ability to integrate any acquisition into its business and operations and manage such processes, and its ability to expand its membership, users and internet brand. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its targeted internet audiences, potential advertisers and, in general, from other social networks; the company's need and ability to manage other regulatory, tax and litigation risks as its services become offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its market approach and offerings; the company's ability to upgrade and develop its systems, infrastructure and user-member service capabilities at reasonable cost; and the company's ability to maintain site stability and performance on its site while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

phone: (212) 239-8210 fax: (212) 239-8422 Board of Directors: André Scholz (CEO) Joseph Tomasek We are a social network more than a community